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TABLE OF CONTENTS

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Target Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

1000 Nicollet Mall
Minneapolis, Minnesota 55403
(612) 304-6073

PROXY STATEMENT
Annual Meeting of Shareholders
May 18, 2005

VOTING METHODS

        The accompanying Proxy Statement describes important issues affecting Target Corporation ("Target"). If you are a shareholder of record, you have the right to vote your shares through the Internet, by telephone or by mail. You may also revoke your proxy any time before the Annual Meeting. Please help us save time and postage costs by voting through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

  1.
  BY INTERNET

  a.
  Go to the web site at www.proxyvote.com, 24 hours a day, seven days a week.

  b.
  Enter the 12-digit number that appears in the box on the right side of the proxy card.

  c.
  Follow the simple instructions.

  2.
  BY TELEPHONE

  a.
  On a touch-tone telephone, call toll-free 1-800-690-6903, 24 hours a day, seven days a week.

  b.
  Enter the 12-digit number that appears in the box on the right side of the proxy card.

  c.
  Follow the simple recorded instructions.

  3.
  BY MAIL

  (Do not mail the proxy card if you are voting by Internet or telephone.)

  a.
  Mark your selections on the proxy card.

  b.
  Date and sign your name exactly as it appears on your proxy card.

  c.
  Mail the proxy card in the enclosed postage-paid envelope.

        If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Your vote is important. Thank you for voting.

ADMISSION POLICY

        All shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting of Shareholders on May 18, 2005. Seating, however, is limited. Admission to the meeting is on a first-come, first-served basis. Seating begins at approximately 9:00 a.m. To be admitted to the meeting, you are required to present the admission ticket attached to the enclosed proxy card and your photo identification. If you elected to receive shareholder materials electronically, you must request an admission ticket by e-mailing investorrelations@target.com, which may be picked up at a special registration table prior to the meeting. Please be prepared to show your photo identification. Cameras and recording devices are not permitted at the meeting.

        Please note that if you hold shares in "street name" (that is, through a bank, broker or other nominee), to obtain an admission ticket you will need to bring your photo identification and a copy of a statement reflecting your share ownership as of the record date and check in at the registration desk at the meeting. If you attend as a representative of an entity that owns shares of record, you will need to bring proper identification indicating your authority to represent that entity.

1000 Nicollet Mall
Minneapolis, Minnesota 55403
(612) 304-6073

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	9:30 a.m., Central Daylight Time, on Wednesday, May 18, 2005
PLACE	The Children's Theatre 2400 Third Avenue South Minneapolis, Minnesota
ITEMS OF BUSINESS	(1) To elect two directors for three-year terms.
(2) To approve the appointment of Ernst & Young LLP as our independent registered public accounting firm.
(3) To act upon any other business that may properly come before the meeting.
RECORD DATE	You may vote if you are a shareholder of record at the close of business on March 21, 2005.
ANNUAL REPORT	Our 2004 Annual Report, which is not part of the proxy soliciting material, is enclosed.
PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. Please vote in one of these three ways:
(1) VISIT THE WEB SITE shown on your proxy card to vote through the Internet,
(2) USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy card, OR
(3) MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.
Any proxy may be revoked at any time prior to its exercise at the Annual Meeting.
Timothy R. Baer Corporate Secretary

Approximate Date of Mailing of Proxy
Material: April 11, 2005

TABLE OF CONTENTS

General Information About the Meeting and Voting
What is the purpose of the Annual Meeting?
Who may vote?
Who may attend the Annual Meeting?
What constitutes a quorum?
May I vote by proxy card, by telephone or through the Internet?
May I vote confidentially?
May I change my vote?
How does the Board recommend I vote?
How many votes are required to approve each item?
What is a broker non-vote?
What if other matters are presented for determination at the Annual Meeting?
Who pays the expenses incurred in connection with the solicitation of proxies?
How may I get additional copies of the Annual Report?
How may I receive materials through the Internet?
How may I elect to receive shareholder materials electronically and to discontinue my receipt of paper copies?
Comparison of Five-Year Cumulative Total Shareholder Return
Item One—Election of Directors
Director Nominees
General Information About the Board of Directors
Director Compensation
Director Independence
Certain Transactions
Board Meetings During Fiscal 2004
Board Committees
Share Ownership of Directors and Officers
Largest Owners of Target's Shares
Executive Compensation
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Performance Share Awards in Last Fiscal Year
Employment Contracts, Severance Arrangements and Change-in-Control Arrangements
Pension Plans
Report of the Compensation Committee on Executive Compensation
General
Individual Performance Evaluations
Base Salary
Short-Term Incentive Compensation
Long-Term Incentive Compensation
Deferred Compensation
Stock Ownership and Certain Tax Consequences of Plans
Report of the Audit Committee
Item Two—Appointment of Independent Registered Public Accounting Firm
Audit and Non-audit Fees
Additional Information
Corporate Governance
Business Ethics and Conduct
Vendor Standards and Compliance
Commitment to Diversity
Section 16(a) Beneficial Ownership Reporting Compliance
Shareholder Proposals
Householding Information

1000 Nicollet Mall
Minneapolis, Minnesota 55403

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 18, 2005

        The Board of Directors of Target Corporation solicits the enclosed proxy for the Annual Meeting of Shareholders to be held at The Children's Theatre, 2400 Third Avenue South, Minneapolis, Minnesota, on Wednesday, May 18, 2005, at 9:30 a.m., Central Daylight Time, and for any adjournment thereof.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

What is the purpose of the Annual Meeting?

        At our Annual Meeting, shareholders will act upon the matters described in the accompanying notice of meeting, including the election of two directors and appointment of our independent registered public accounting firm. In addition, our management will report on Target's performance during fiscal 2004 and respond to questions from shareholders.

Who may vote?

        We have one class of voting shares outstanding. Only shareholders of record of our Common Stock at the close of business on the record date, March 21, 2005, are entitled to receive notice of the Annual Meeting and to vote the shares of Common Stock that they held on the record date, at the meeting, or any postponement or adjournment of the meeting. As of the record date for the Annual Meeting, each share of Common Stock had one vote on each matter to be voted upon.

Who may attend the Annual Meeting?

        All shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting of Shareholders on May 18, 2005. Seating, however, is limited. Admission to the meeting is on a first-come, first-served basis. Seating begins at approximately 9:00 a.m. To be admitted to the meeting, you are required to present the admission ticket attached to the enclosed proxy card and your photo identification. If you elected to receive shareholder materials electronically, you must request an admission ticket by e-mailing investorrelations@target.com, which may be picked up at a special registration table prior to the meeting. Please be prepared to show your photo identification. Cameras and recording devices are not permitted at the meeting.

        Please note that if you hold shares in "street name" (that is, through a bank, broker or other nominee), to obtain an admission ticket you will need to bring your photo identification and a copy of a statement reflecting your share ownership as of the record date and check in at the registration desk at the meeting. If you attend as a representative of an entity that owns shares of record, you will need to bring proper identification indicating your authority to represent that entity.

What constitutes a quorum?

        The presence at the meeting, in person or by proxy, of the holders of a majority of our Common Stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 885,553,006 shares of our Common Stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining whether there is a quorum.

May I vote by proxy card, by telephone or through the Internet?

        You may vote by completing and properly signing the enclosed proxy card and returning it to us in the envelope provided. If you are a registered shareholder (those whose shares are owned in their name and not in "street name") and attend the meeting, you may deliver your completed proxy card in person. In addition, registered shareholders may vote either by telephone or through the Internet by following the instructions on the inside of the front cover of these materials. "Street name" shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

May I vote confidentially?

        Yes. Our policy is to treat all shareholder meeting proxies, ballots and voting tabulations of a shareholder confidentially, if the shareholder has requested confidentiality on the proxy or ballot.

        If you so request, your proxy will not be available for examination nor will your vote be disclosed prior to the tabulation of the final vote at the Annual Meeting except (i) to meet applicable legal requirements, (ii) to allow the independent election inspectors to count and certify the results of the vote or (iii) where there is a proxy solicitation in opposition to the Board of Directors, based upon an opposition proxy statement filed with the Securities and Exchange Commission (SEC). The independent election inspectors may at any time inform us whether or not a shareholder has voted.

May I change my vote?

        Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Corporate Secretary either a notice of revocation or a duly executed proxy bearing a later date. Alternatively, if you have voted by telephone or through the Internet, you may change your vote by calling the toll-free number again and following the instructions, or by accessing the web site and following the instructions. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How does the Board recommend I vote?

        Unless you give instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board of Directors recommends a vote:

    FOR election of the director nominees (see pages 5-27); and

    FOR approval of the appointment of Ernst & Young LLP as Target's independent registered public accounting firm (see page 28).

        With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

How many votes are required to approve each item?

          Election of Directors. The affirmative vote of a plurality of the votes cast is required for the election of Directors. The two nominees receiving the highest number of votes will be elected. For this purpose, a properly executed proxy marked "WITHHELD" with respect to the election of director nominees will be counted for purposes of determining whether there is a quorum, but will not be considered to have been voted in favor of the director nominee with respect to whom authority has been withheld.

          Other Items. For appointment of our independent registered public accounting firm and any other items that properly come before the meeting, the affirmative vote of the greater of (i) a majority of the outstanding shares of our Common Stock entitled to vote on the item and present in person or by proxy at the Annual Meeting, and (ii) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the Annual Meeting, will be required for approval provided that a quorum is present in person or by proxy. A properly executed proxy marked "ABSTAIN" with respect to any such matter will be counted for purposes of determining whether there is a quorum and will be considered present in person or by proxy and entitled to vote. Accordingly, an abstention will have the effect of a negative vote.

What is a broker non-vote?

        If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. In this situation, a "broker non-vote" occurs. Shares constituting broker non-votes are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved a matter, but they are counted as present for the purpose of determining a quorum at the Annual Meeting.

What if other matters are presented for determination at the Annual Meeting?

        As of the date of this Proxy Statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

Who pays the expenses incurred in connection with the solicitation of proxies?

        Expenses in connection with the solicitation of proxies will be paid by us. Proxies are being solicited principally by mail, by telephone and through the Internet. We have retained Georgeson Shareholder Communications Inc. to act as a proxy solicitor for a fee estimated to be $20,000, plus reimbursement of out-of-pocket expenses. In addition, our directors, officers and regular employees may solicit proxies personally or by e-mail, telephone, fax or special letter. We may reimburse brokerage firms and others for their expenses in forwarding proxy materials to the beneficial owners of our shares.

How may I get additional copies of the Annual Report?

        Our Annual Report for the fiscal year ended January 29, 2005, including financial statements, is enclosed. The Annual Report is also available online at www.target.com (click on "Investors" and "Financial Reports & Filings"). For additional printed copies, please contact our Investor Relations representative by e-mail at investorrelations@target.com, by mail to the address listed on the cover of this Proxy Statement, Attention: Investor Relations, by telephone at (612) 761-6736, or online at www.target.com (click on "Investors" and "Literature Request").

How may I receive materials through the Internet?

        As described more specifically in the immediately preceding question, you can obtain copies of our proxy materials, Annual Report and other periodic reports and information under the "Investors" section of our web site, www.target.com. You can also register at this same location to receive e-mail alerts when we post new information on our web site (click on "E-Mail Alerts").

How may I elect to receive shareholder materials electronically and to discontinue my receipt of paper copies?

        Shareholders may request electronic delivery of our proxy materials and Annual Report online at www.target.com (click on "Investors" and "Enrollment for e-Delivery of Annual Meeting Materials"). To receive other shareholder information, contact us via e-mail at investorrelations@target.com.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN

	Fiscal Years Ended
	2000	2001	2002	2003	2004	2005

Target	100	117.55	138.65	90.80	123.07	165.68
S&P 500 Index	100	99.82	84.14	65.24	87.80	93.26
Peer Group	100	105.52	110.72	81.51	107.94	118.89

        The graph above compares the cumulative total shareholder return on our Common Stock for the last five fiscal years with cumulative total return on the S&P 500 Index and a peer group consisting of the companies comprising the S&P 500 Retailing Index and the S&P 500 Food and Drug Retailing Index (the "Peer Group") over the same period. The graph assumes the investment of $100 in Target Common Stock, the S&P 500 Index and the Peer Group on January 31, 2000, and reinvestment of all dividends. We believe that this peer group, which consists of 39 general merchandise, food and drug retailers such as Albertsons Inc., Best Buy Co., Inc., Costco Wholesale Corporation, CVS Corporation, Dillard's, Inc., eBay Inc., Gap Inc., The Home Depot, Inc., Kohl's Corporation, The Kroger Company, The May Department Stores Company, Nordstrom, Inc., J.C. Penney Company, Inc., SUPERVALU Inc., Wal-Mart Stores, Inc. and Walgreen Co., among others, is an appropriate benchmark for measuring our shareholder return.

ITEM ONE—ELECTION OF DIRECTORS

Director Nominees

        Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the election of two nominees to serve as Class II directors for three-year terms expiring in 2008 and until their successors are elected. The two nominees are Roxanne S. Austin and James A. Johnson. Both of the nominees are currently directors.

        The Board of Directors has no reason to believe that either of the nominees is not available or will not serve if elected. If for any reason either nominee becomes unavailable for election, the Nominating Committee of our Board of Directors may designate substitute nominees, in which event the shares represented by proxies returned to us will be voted for such substitute nominees, unless an instruction to the contrary is indicated on the proxy.

General Information About the Board of Directors

        Our Restated Articles of Incorporation, as amended, provide that our business and affairs will be managed by, or under the direction of, a Board of Directors consisting of not fewer than five nor more than 21 persons. Directors are divided into three classes. Directors of one class are elected each year for a term of three years. The Board of Directors currently consists of Class I directors whose terms expire at the 2007 Annual Meeting, Class II directors whose terms expire at this Annual Meeting, and Class III directors whose terms expire at the 2006 Annual Meeting.

        Following is information regarding the nominees and continuing directors, including information furnished by them as to their principal occupations. See page 13 for a table showing the number of shares of Target Common Stock beneficially owned by each director as of March 14, 2005.

Director	Principal Occupation and Other Information	Age	Director Since
Roxanne S. Austin Class II Nominee for term expiring in 2008	Roxanne S. Austin served as Executive Vice President of Hughes Electronics Corp., a provider of digital television entertainment and technology services, and as President and Chief Operating Officer of its subsidiary, DIRECTV, Inc., until December 2003 when Hughes was acquired. She joined Hughes in 1993 and has held various positions in finance. In July 1997, she was named Chief Financial Officer of Hughes. In May 2001, she was elected Executive Vice President of Hughes and in June 2001, she was named President and Chief Operating Officer of DIRECTV. She is a director of Abbott Laboratories.	44	2002
Calvin Darden Class I Term expires in 2007	Calvin Darden served as Senior Vice President of U.S. Operations of United Parcel Service of America, Inc., an express carrier and package delivery company, until his retirement in February 2005. He joined UPS in 1971 and has held various operational and managerial positions. In December 1997, he was elected Senior Vice President of Domestic Operations and in January 2000, he was elected Senior Vice President of U.S. Operations. He is a director of Coca-Cola Enterprises, Inc.	55	2003

Michele J. Hooper Class I Term expires in 2007	Michele J. Hooper is Managing Partner and Co-Founder of The Directors' Council, a search firm with a mission of increasing the diversity, effectiveness and independence of public company boards. She served as President and Chief Executive Officer of Voyager Expanded Learning, an educational development company, from August 1999 to June 2000. She assumed her current position in October 2003. She is a director of AstraZeneca PLC, DaVita Inc. and PPG Industries, Inc.	53	1990
James A. Johnson Class II Nominee for term expiring in 2008	James A. Johnson is Vice Chairman of Perseus, LLC, a merchant banking private equity firm. From December 1999 to April 2001, he served as Chairman and Chief Executive Officer of Johnson Capital Partners. In April 2001, he was elected to his current position. He is a director of Gannett Co., Inc., The Goldman Sachs Group, Inc., KB Home, Temple-Inland Inc. and UnitedHealth Group Inc.	61	1996
Richard M. Kovacevich Class III Term expires in 2006	Richard M. Kovacevich is Chairman of the Board and Chief Executive Officer of Wells Fargo & Co., a banking and financial services company. In 1995, he was elected Chairman of the Board and Chief Executive Officer of Norwest Corp., a banking and financial services company, and held that position until Norwest merged with Wells Fargo in 1998, when he was elected President and Chief Executive Officer. In April 2001 he was elected to his current positions. He is also a director of Cargill, Inc. and Cisco Systems, Inc.	61	1996
Anne M. Mulcahy Class I Term expires in 2007	Anne M. Mulcahy is Chairman of the Board and Chief Executive Officer of Xerox Corp., a document management company. She joined Xerox in 1976 and has held various management positions in marketing, human resources and operations. She served as Executive Vice President; President, General Markets Operations from 1998 until May 2000, and President and Chief Operating Officer from May 2000 through July 2001. In August 2001 she was elected Chief Executive Officer and in January 2002 she was elected Chairman of the Board. She is also a director of Citigroup Inc.	52	1997

Stephen W. Sanger Class I Term expires in 2007	Stephen W. Sanger is Chairman of the Board and Chief Executive Officer of General Mills, Inc., a consumer food products company. He joined General Mills in 1974 and held a series of positions in marketing and management across the company's consumer food businesses. In 1995, he was elected to his current positions. He is also a director of Wells Fargo & Co.	59	1996
Warren R. Staley Class I Term expires in 2007	Warren R. Staley is Chairman of the Board and Chief Executive Officer of Cargill, Inc., an international marketer, processor and distributor of agricultural, food, financial and industrial products and services. He joined Cargill in 1969 and has held various merchandising, administrative and management positions. He served as President and Chief Executive Officer from June 1999 until August 2000, when he was elected to his current positions. He is also a director of U.S. Bancorp.	62	2001
George W. Tamke Class III Term expires in 2006	George W. Tamke is a Partner with Clayton, Dubilier & Rice, Inc., a private investment firm. He served as Vice Chairman and Co-Chief Executive Officer of Emerson Electric Company, a manufacturer of electrical and electronic equipment, from 1999 to February 2000. He assumed his current position in March 2000. He is a director of Culligan International Co.	57	1999
Solomon D. Trujillo Class III Term expires in 2006	Solomon D. Trujillo served as Chief Executive Officer of Orange SA, a telecommunications company, from February 2003 to March 2004. He served as Chairman, President and Chief Executive Officer of US West, a telecommunications company, from 1998 to 2000. In November 2000, he was elected Chairman, President and Chief Executive Officer of Graviton, Inc., a wireless communication technology company, positions he held until February 2003. He is a director of Gannett Co., Inc. and PepsiCo, Inc.	53	1994

Robert J. Ulrich Class III Term expires in 2006	Robert J. Ulrich is Chairman of the Board, Chief Executive Officer and Chairman of the Executive Committee of Target. He began his retailing career as a merchandising trainee in Target's department store division in 1967 and advanced through various management positions. He became Chairman and Chief Executive Officer of Target Stores in 1987 and was elected Chairman and Chief Executive Officer of Target in 1994. He is also a director of Yum! Brands, Inc.	61	1993

Director Compensation

        Directors who are not employees of Target ("non-management directors") are paid an annual fee of $40,000. The Chairs of the Audit Committee and Compensation Committee receive an additional annual fee of $25,000 and $10,000, respectively. Directors may defer receipt of their fees. If they do, their deferred fees are indexed to the investment alternatives chosen by them from the funds offered by Target's 401(k) Plan, plus an additional return during their period of service as directors. Directors may also direct us to forward their fees to our transfer agent to purchase Target Common Stock for their accounts at market prices. We pay the brokerage fees for such purchases. Non-management directors also receive $15,000 of Target restricted stock per year. The Vice Chairman of the Executive Committee receives an additional $10,000 of our restricted stock each year. New non-management directors also receive $50,000 of restricted stock upon joining the Board. All shares of restricted stock are restricted until the director leaves the Board and certain conditions are satisfied. Non-management directors receive an annual grant of options to purchase the number of shares of our Common Stock determined by dividing $400,000 by the fair market value of the Common Stock on the day of grant. The options have an exercise price equal to their fair market value, defined as the volume weighted average price of our Common Stock on the date of grant, and have a 10 year term (subject to earlier termination upon cessation of service). Non-management directors also receive a merchandise discount at our stores in the same amount as the discount our employees receive. Employee directors are not compensated separately for services as a director or committee member. Retired non-management directors receive a merchandise discount that is the same as the discount our retired employees receive. In addition, non-management directors who were elected prior to 1997 are eligible to receive a one-time payment under our previous director retirement program, which was terminated in 1996. The amount of the payment is equal to the present value of the product of the annual directors' fee in effect in 1996 and the number of years of service through 1996.

Director Independence

        The Board has adopted criteria for determining whether a director is independent from management. The Board of Directors believes that a preponderance of its members should be independent directors. The Board annually reviews all material relationships that directors have with Target to determine whether the directors are independent. To assist it in determining director independence, the Board has established the following standards:

  •
  No director who is or was during the preceding three years an employee of Target or who has served at any time as an executive officer of Target (except for service as an interim chairman or chief executive officer) may be considered independent.

  •
  No director whose immediate family member is or was during the preceding three years an executive officer of Target may be considered independent.

  •
  No director who is a current partner or employee of Target's independent registered public accounting firm, or whose immediate family member is a current employee of Target's independent registered public accounting firm and participates in that firm's audit, assurance or tax compliance practice, may be considered independent.

  •
  A director will not be considered independent if, within the preceding three years,

  •
  the director or an immediate family member of the director, or any business or entity owned solely by a director or any director's immediate family member, has received more than $100,000 in any 12-month period in direct compensation from Target (other than director and committee fees and deferred compensation for prior services);

  •
  the director was employed by or affiliated with Target's independent registered public accounting firm or otherwise personally worked on Target's audit;

  •
  an immediate family member of the director was employed by Target's independent registered public accounting firm, including as a partner, principal or manager, or otherwise personally worked on Target's audit;

  •
  an executive officer of Target was on the compensation committee of a company which employed the director or an immediate family member of the director as an officer;

  •
  the director was an executive officer or employee of, or that director's immediate family member was an executive officer of, another company or tax exempt organization that does business with Target and the annual payments by Target to, or the receipt of payments by Target from, such other company or tax exempt organization is at least (i) $1,000,000 or (ii) two percent, whichever is greater, of the annual consolidated gross revenues of such company or tax exempt organization; or

  •
  a director is an executive officer of another company that is indebted to Target, or to which Target is indebted, and the total amount of either company's outstanding indebtedness (excluding registered securities) to the other exceeds two percent of the total consolidated assets of the company for which he or she serves as an executive officer.

  •
  For relationships not covered by these standards, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, will be made by the directors who satisfy the independence standards set forth above.

  •
  Board members may not accept any personal loans from Target.

  •
  Audit Committee members may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from Target (other than director fees), and must otherwise meet the separate independence requirements for Audit Committee members prescribed by SEC rules.

        In light of the preceding standards, and after consideration of the transactions discussed below under "Certain Transactions," the Board has affirmatively determined that the following directors, who constitute all of the continuing non-management directors and a majority of the Board, meet the requirements for independence as that term is defined above and in the listing standards of the New York Stock Exchange ("NYSE"): Directors Austin, Darden, Hooper, Johnson, Kovacevich, Mulcahy, Sanger, Staley, Tamke and Trujillo.

Certain Transactions

        Target has transactions in the ordinary course of business with unaffiliated corporations of which certain of the non-management directors are officers. We do not consider the amounts involved in such transactions to be material in relation to our business and believe that any such amounts are not material in relation to the business of such other unaffiliated corporations or the interests of the non-management directors involved.

Board Meetings During Fiscal 2004

        The Board of Directors met six times during fiscal 2004. All directors attended at least 75% of the aggregate total of meetings of the Board and Board Committees on which the director served during the last fiscal year. We do not have a policy regarding Board member attendance at the Annual Meeting of Shareholders. No director except Mr. Ulrich attended last year's Annual Meeting of Shareholders.

Board Committees

        The Position Descriptions for each of the committees listed below may be found online at www.target.com (click on "Investors," "Corporate Governance" and "Board Committee Position Descriptions").

Executive Committee

        The Executive Committee of the Board of Directors consists of the Chairman of the Board of Target and all of the non-management directors. During the last fiscal year, five of the six Board meetings began with a meeting of the Executive Committee. At the end of each Board meeting, the non-management directors were given an opportunity to meet without the Chairman of the Board present. The Executive Committee reviews the Compensation Committee's recommendations on performance and compensation of all senior corporate officers and certain other Target senior executives. As part of their responsibilities, the independent director members of the Executive Committee conduct the annual evaluation of our Chief Executive Officer. The Executive Committee also reviews Target's managerial capabilities and requirements.

        Mr. Johnson is the Vice Chairman of the Executive Committee. As Vice Chairman, Mr. Johnson's duties include the following:

  •
  presides at all meetings of the Board of Directors at which the Chairman of the Board is not present, including executive sessions of non-management directors;

  •
  serves as liaison between the Chairman of the Board and the non-management directors;

  •
  writes the annual performance reviews of the Chief Executive Officer and Chairman of the Board, with input from the other independent members;

  •
  has an opportunity to review information and agendas sent to the Board and to assure that there is sufficient time for discussion of all agenda items; and

  •
  has the authority to convene meetings of non-management directors at every meeting.

        Shareholders seeking to communicate with any individual member or group of the Board of Directors may send correspondence to Target Board of Directors, c/o General Counsel and Corporate Secretary,

1000 Nicollet Mall, TPS-3255, Minneapolis, Minnesota 55403 or may send an e-mail to boardofdirectors@target.com. Communications directed to Board members will be sent to the General Counsel and Corporate Secretary, who will forward communications as directed by the appropriate Board member(s).

Nominating Committee

        The Nominating Committee of the Board of Directors consists solely of independent directors. The members of the Nominating Committee are Directors Sanger (Chair), Darden, Hooper, Kovacevich and Tamke. The Nominating Committee held two meetings during the last fiscal year. In addition, members of the Nominating Committee communicated periodically to discuss issues related to Board and Committee nominations. The Nominating Committee identifies individuals qualified to become Board members. The Nominating Committee then considers the qualifications of and recommends each candidate and incumbent for election as a director and nominates candidates to fill Board vacancies. The Nominating Committee also oversees the evaluation of the Board and management.

        The Nominating Committee will consider a recommendation by a shareholder of a candidate for election as a Target director. Any shareholder who wishes the Nominating Committee to consider a candidate should submit a written request and related information to our Corporate Secretary on behalf of the Nominating Committee no later than December 31 of the calendar year preceding the next Annual Meeting of Shareholders (currently held in May).

        Our Corporate Governance Profile (available online at www.target.com; click on "Investors," "Corporate Governance" and "Corporate Governance Profile") sets out the optimal size, balance and rotation of the membership of the Board. These criteria require that a preponderance of the Board should consist of independent directors. Any management representation should be top corporate management and have potential to be Chief Executive Officer. Board members should have broad perspective, experience, knowledge and independence of judgment. Members should represent a predominance of business backgrounds that can bring a different set of experiences and perspectives to the Board. Regional balance is recognized as highly desirable, and a high degree of interest and involvement are prime requisites for membership.

        When evaluating prospective director candidates, the Nominating Committee conducts individual evaluations against the criteria stated in the Corporate Governance Profile. All director candidates, regardless of the source of their nomination, are evaluated using the same criteria. In connection with the identification, nomination and appointment to the Board of Ms. Austin in September 2002, we engaged the services of an independent consultant.

Compensation Committee

        The Compensation Committee of the Board of Directors consists solely of independent directors. The members of the Compensation Committee are Directors Johnson (Chair), Darden, Sanger, Tamke and Trujillo. The Compensation Committee held three meetings during the last fiscal year. The Compensation Committee reviews management proposals regarding compensation programs, plans and guidelines. The Compensation Committee reviews and approves goals and objectives relevant to executive compensation, reviews the performance of all senior corporate officers and certain other senior executives within the Corporation and recommends their compensation to the independent members of the Executive Committee based on their performance against those goals and objectives. The Compensation Committee also determines certain awards and payouts under our long-term incentive plan and makes certain determinations regarding short-term incentive compensation. The duties and activities of the Compensation Committee are further described in the Report of the Compensation Committee on Executive Compensation on page 21.

Audit Committee

        The Audit Committee of the Board of Directors consists solely of independent directors. The members of the Audit Committee are Directors Hooper (Chair), Austin, Kovacevich and Tamke. The Audit Committee of the Board of Directors held six meetings during the last fiscal year. The Audit Committee assists the Board with the oversight of the integrity of Target's financial statements and internal controls, compliance with legal and regulatory requirements, the independent auditor's qualifications and independence and the performance of our internal audit function. The Board of Directors, in its business judgment, has determined that all members of the Committee are "independent," as required by applicable listing standards of the NYSE. The Board of Directors has also determined that each of the members of the Audit Committee—Directors Hooper, Austin, Kovacevich and Tamke—is an "audit committee financial expert" for purposes of the SEC rules. The duties and activities of the Audit Committee are further described in the Report of the Audit Committee on page 27.

Finance Committee

        The Finance Committee of the Board of Directors consists solely of independent directors. The members of the Finance Committee are Directors Mulcahy (Chair), Johnson, Sanger, Staley and Trujillo. The Finance Committee held two meetings during the last fiscal year. The Finance Committee reviews our financial policies, our dividend policy, our performance objectives, our financing requirements, our compliance with indenture covenants and the investment policies of our employee benefit plans.

Corporate Responsibility Committee

        The Corporate Responsibility Committee of the Board of Directors consists solely of independent directors. The members of the Corporate Responsibility Committee are Directors Trujillo (Chair), Johnson, Mulcahy and Staley. The Corporate Responsibility Committee held one meeting during the last fiscal year. The Corporate Responsibility Committee reviews and evaluates our public affairs and community development programs. The Corporate Responsibility Committee also reviews and evaluates our community giving programs and those of the Target Foundation.

Corporate Governance Committee

        The Corporate Governance Committee of the Board of Directors consists of all of the non-management directors. Mr. Johnson is Chairman of the Corporate Governance Committee. The Corporate Governance Committee held two meetings during the last fiscal year. The Corporate Governance Committee oversees our corporate governance programs and develops and recommends our corporate governance principles.

Share Ownership of Directors and Officers

        Set forth below is information regarding the shares of Target Common Stock (our only outstanding class of equity securities) owned beneficially on March 14, 2005 (except as otherwise noted) by all directors and nominees, each of the executive officers named in the Summary Compensation Table on page 15, and all Target directors and executive officers as a group.

Name of Individual or Number of Persons in Group	Aggregate Number of Common Shares Beneficially Owned(1)		Acquirable within 60 Days(2)	Percent of Outstanding Shares as of March 14, 2005
Roxanne S. Austin	2,109		23,677	*
Calvin Darden	2,622		10,458	*
Michele J. Hooper	20,452		73,790	*
James A. Johnson	16,651		80,846	*
Richard M. Kovacevich	58,795		73,790	*
Anne M. Mulcahy	6,835		64,498	*
Stephen W. Sanger	15,114		73,790	*
Warren R. Staley	2,778		33,481	*
George W. Tamke	5,055		54,112	*
Solomon D. Trujillo	19,839		80,846	*
Robert J. Ulrich(3)	992,713	(4)(5)	4,202,417	*
Gerald L. Storch(3)	71,611	(4)(5)	1,065,246	*
Gregg W. Steinhafel(3)	157,701	(4)(5)	812,237	*
Douglas A. Scovanner(3)	83,132	(4)(5)(6)	534,530	*
Bart Butzer(3)	74,109	(4)(5)(7)	449,939	*
All Target directors and executive officers as a group (21 persons)	1,583,922	(8)	8,480,211	1.13%

*
Less than 1%.

(1)
The persons listed have sole voting and investment power with respect to the shares listed except that Director Johnson has shared voting and investment power over 11,128 shares and Director Trujillo has shared voting and investment power over 12,648 shares. Directors are deemed to have sole voting and investment power as to restricted stock they own.

(2)
Includes shares of Common Stock that the named individuals may acquire on or before May 13, 2005 pursuant to options held by them under our long-term incentive plans.

(3)
Executive officer.

(4)
Includes restricted shares which are no longer subject to their initial restriction period and performance shares for which the performance period has been completed, each currently held in escrow. These share totals are as follows: Mr. Ulrich—435,456; Mr. Storch—62,798; Mr. Steinhafel—106,016; Mr. Scovanner—53,724; and Mr. Butzer—49,708. These shares are generally subject to forfeiture if an executive fails to meet certain minimum age and advance notice of retirement requirements.

(5)
Includes shares of Common Stock owned by such person in the Target 401(k) Plan as of January 29, 2005.

(6)
Includes 3,000 shares of Common Stock held in a trust for which Mr. Scovanner is the sole trustee. Mr. Scovanner disclaims beneficial ownership of such shares.

(7)
Includes 28 shares of Common Stock owned as of March 14, 2005 by Mr. Butzer's wife as to which he disclaims beneficial ownership.

(8)
Includes shares of Common Stock owned by the executive officers in the Target 401(k) Plan as of January 29, 2005.

Largest Owners of Target's Shares

        The table below sets forth certain information as to each person or entity known to us to be the beneficial owner of more than five percent of any class of our voting securities:

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned		Percent of Class
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	102,544,500	(1)	11.5%
State Street Bank and Trust Company 200 Newport Avenue North Quincy, Massachusetts 02171	80,073,610	(2)	8.9%

(1)
Capital Research and Management Company ("Capital Research") reported its beneficial ownership on a Schedule 13G filed with the SEC on February 14, 2005. The filing indicates that as of December 31, 2004, Capital Research had sole voting power for 0 shares, shared voting power for 0 shares, sole dispositive power for 102,544,500 shares and shared dispositive power for 0 shares.

(2)
State Street Bank and Trust Company ("State Street"), trustee under the TGT 401(k) Plan, reported its beneficial ownership on a Schedule 13G filed with the SEC on February 18, 2005. The filing indicates that as of December 31, 2004, State Street had sole voting power for 24,034,925 shares, shared voting power for 56,038,685 shares, sole dispositive power for 0 shares and shared dispositive power for 80,073,610 shares.

Executive Compensation

SUMMARY COMPENSATION TABLE

				Long-Term Compensation
		Annual Compensation(1)		Awards		Payouts
Name and Principal Position	Year	Salary($)(2)	Bonus ($)(2)(3)	Restricted Stock Awards($)(4)	Securities Underlying Options(#)(5)	LTIP Payouts ($)(6)	All Other Compensation ($)(7)(8)
Robert J. Ulrich Chairman and Chief Executive Officer	2004 2003 2002	1,573,925 1,571,925 1,423,014	5,000,000 3,300,000 4,600,000	0 0 0	368,198 270,589 547,753	0 0 0	1,308,299 1,211,707 947,434	(9)
Gerald L. Storch Vice Chairman	2004 2003 2002	967,897 940,966 794,131	860,553 528,561 927,200	0 0 0	101,154 101,308 171,845	0 0 0	241,890 232,412 178,684	(10)
Gregg W. Steinhafel President	2004 2003 2002	947,397 922,466 895,616	854,195 691,537 1,155,930	0 0 0	101,154 75,817 128,884	0 0 0	363,699 343,721 287,901	(11)
Douglas A. Scovanner Executive Vice President and Chief Financial Officer	2004 2003 2002	757,418 716,582 671,233	632,040 379,100 671,951	0 0 0	80,923 67,974 96,663	0 0 0	214,505 196,391 153,791	(12)
Bart Butzer Executive Vice President	2004 2003 2002	717,978 663,178 641,699	618,100 494,224 835,446	0 0 0	60,692 50,981 85,923	0 0 0	136,633 147,024 124,937	(13)

(1)
The Corporation also provides its officers with certain perquisites, the aggregate value of which to any individual officer (as measured by the incremental cost to Target) is less than $50,000.

(2)
Certain of the five named executive officers deferred receipt of their salary and bonus through the Target Senior Management Group Executive Deferred Compensation Plan (the "SMG EDCP"), which is a part of Target's broader deferred compensation program that allows all participants to elect to defer up to 80% of annual base salary and bonus. See footnote (8) below for additional details regarding the SMG EDCP.

(3)
Our executive officers and certain other members of our management were eligible in fiscal 2004 for short-term incentive payouts based on PTOC (pre-tax operating contribution), EVA (economic value added) and personal score measures. Additional information regarding our Executive Short-Term Incentive Plan is found in the Report of the Compensation Committee on Executive Compensation.

(4)
No restricted stock awards were made in fiscal 2004. Certain restricted stock and performance share awards granted in prior years, for which the performance period has elapsed, remain subject to forfeiture unless further continued service and advance notice of resignation requirements are met.

  The number and value of such awards at the end of the 2004 fiscal year (based on the closing price of $49.49 per share at the end of the fiscal year) were as follows:

	Number	Value
Robert J. Ulrich	435,456	$21,550,717
Gerald L. Storch	62,798	3,107,873
Gregg W. Steinhafel	106,016	5,246,732
Douglas A. Scovanner	53,724	2,658,801
Bart Butzer	49,708	2,460,049

  Holders of the shares listed in the table above are entitled to dividends on those shares. Performance share awards granted in the current and prior years for which the performance period has not yet elapsed are not reflected in this table because the number of shares to be issued, if any, cannot be determined. Additional information regarding restricted shares and performance shares is included in the Report of the Compensation Committee on Executive Compensation, and in the table entitled "Performance Share Awards in Last Fiscal Year" on page 19 of this Proxy Statement.

(5)
These options to purchase shares of Target Common Stock were awarded under Target's Long Term Incentive Plan ("LTIP"). The Report of the Compensation Committee on Executive Compensation includes further information regarding stock options.

(6)
There were no outstanding LTIP grants scheduled to be earned in fiscal 2004. The Report of the Compensation Committee on Executive Compensation includes further information regarding performance share awards.

(7)
We have an Excess Long-Term Disability Plan for certain key executives, including the named executive officers. The program, when combined with the broad-based group program, is designed to provide disability income of approximately 80% at a compensation level of $200,000 per year, decreasing as a percentage of pay according to a sliding scale to approximately 40% at a compensation level of $2,000,000 per year. No compensation is assumed for this program since our incremental cost for this benefit cannot be determined actuarially.

(8)
The amounts reported include the following:
  •
  Matching contributions to the Target 401(k) Plan, which all participating employees receive.

  •
  Amounts credited to the SMG EDCP for matching contributions that could not be made to the Target 401(k) Plan because of limitations imposed by the Internal Revenue Code of 1986, as amended (the "Tax Code").

  •
  Amounts categorized by the SEC as reportable above-market earnings on compensation deferred in the SMG EDCP and its predecessor deferred compensation plan (the "Old Deferred Compensation Plan"). Under the SMG EDCP, participants elect to have their deferred amounts indexed to an array of managed funds, which mirror the funds offered in the Target 401(k) Plan. During active employment, Target credits an additional return to the participants' deferred balances, as determined by the terms of the SMG EDCP. Under the Old Deferred Compensation Plan, the deferred amounts earn a return based on a benchmark corporate bond index, plus an additional return, as determined by the terms of the Old Deferred Compensation Plan. The amounts in the table above consist of the additional credited return under the SMG EDCP and the Old Deferred Compensation Plan. New deferrals into the Old Deferred Compensation Plan terminated in 1996. However, existing balances continue to earn a return pursuant to the terms of the Old Deferred Compensation Plan. Factors contributing to the amount of reportable earnings include the extent to which and the period of time over which the named executive officers have deferred compensation to the SMG EDCP and the Old Deferred Compensation Plan, as well as the return on the underlying funds, which drives the growth of plan balances. All amounts deferred into and accrued under these deferred compensation plans represent unfunded, general unsecured obligations of Target.

    •
    Cost of Life Insurance Program and Executive Survivor Benefit Program premiums paid by Target.

(9)
Includes

$8,668	Target 401(k) Plan matching contribution
$235,298	deferred compensation credit for matching contributions that could not be made to the Target 401(k) Plan
$1,053,174	reportable earnings on deferred compensation
$11,159	cost of life insurance paid by Target
(10)
Includes

$8,390	Target 401(k) Plan matching contribution
$65,226	deferred compensation credit for matching contributions that could not be made to the Target 401(k) Plan
$165,265	reportable earnings on deferred compensation
$3,009	cost of life insurance paid by Target
(11)
Includes

$8,572	Target 401(k) Plan matching contribution
$73,375	deferred compensation credit for matching contributions that could not be made to the Target 401(k) Plan
$278,527	reportable earnings on deferred compensation
$3,225	cost of life insurance paid by Target
(12)
Includes

$9,003	Target 401(k) Plan matching contribution
$46,797	deferred compensation credit for matching contributions that could not be made to the Target 401(k) Plan
$155,887	reportable earnings on deferred compensation
$2,818	cost of life insurance paid by Target
(13)
Includes

$9,051	Target 401(k) Plan matching contribution
$49,816	deferred compensation credit for matching contributions that could not be made to the Target 401(k) Plan
$75,140	reportable earnings on deferred compensation
$2,626	cost of life insurance paid by Target

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)(1)(2)	% of Total Options Granted to Employees in Fiscal Year(%)	Exercise or Base Price ($/SH)	Expiration Date	Grant Date Present Value(3)
Robert J. Ulrich	368,198	9.30	49.43	1/12/15	$4,827,076
Gerald L. Storch	101,154	2.55	49.43	1/12/15	$1,326,129
Gregg W. Steinhafel	101,154	2.55	49.43	1/12/15	$1,326,129
Douglas A. Scovanner	80,923	2.04	49.43	1/12/15	$1,060,901
Bart Butzer	60,692	1.53	49.43	1/12/15	$795,672

(1)
Under the LTIP, each option was granted at the market value of Target Common Stock on the date of grant and has a 10-year term. The options are exercisable 25% on the first anniversary of the date of grant, with an additional 25% becoming exercisable on each of the next three anniversaries of the date of grant. Options are transferrable during the life of the recipient to certain family members and family-controlled entities. The Report of the Compensation Committee on Executive Compensation includes additional information regarding the LTIP.

(2)
Granted January 12, 2005.

(3)
The grant date present value is based upon a Black-Scholes valuation of $13.11 per option, utilizing the following assumptions: volatility—22%; expected life—5.5 years; dividend yield—0.7%; and risk-free interest rate—3.8%. The model that derives this valuation is consistent with the model used in accounting for all employee stock options in our financial statements. The actual value of these option grants is dependent on the future price of our Common Stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

					Value of Unexercised In-the-Money Options at Fiscal Year End ($)(2)
			Number of Securities Underlying Unexercised Options at Fiscal Year End (#)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert J. Ulrich	750,000	31,742,925	4,952,417	1,001,267	139,203,792	8,927,627
Gerald L. Storch	60,536	2,223,257	1,065,246	309,014	21,743,867	2,911,753
Gregg W. Steinhafel	300,000	10,268,299	1,012,237	259,224	19,496,716	2,203,917
Douglas A. Scovanner	60,000	1,839,604	534,530	207,810	9,501,877	1,746,924
Bart Butzer	101,176	3,071,005	449,939	166,400	7,354,871	1,472,565

(1)
Fair market value on exercise date less exercise price.

(2)
Value based upon January 28, 2005 closing price of $49.49 per share multiplied by the number of options held by the executive on that date, less the aggregate exercise price.

PERFORMANCE SHARE AWARDS IN LAST FISCAL YEAR

        The named executive officers were awarded the right to earn shares of our Common Stock ("Performance Shares") under the LTIP. Actual payouts of these Performance Shares, if any, will be determined by a non-discretionary formula which measures our performance over the applicable performance period. For grants made in fiscal 2004, compound annual revenue growth and compound annual earnings per share growth over a three-year period will be used to measure performance. If our minimum performance in both measures is below each measure's applicable threshold level, then no Performance Shares will be earned. To the extent our performance on either or both measures exceeds the applicable threshold performance level, a varying amount of Performance Shares up to a maximum will be earned. Performance Share awards are also discussed in the Report of the Compensation Committee on Executive Compensation below.

Name	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts (in number of shares) Under Non-Stock Price-Based Plans(1)
Robert J. Ulrich	01/30/05 - 02/02/08	0 to 197,250
Gerald L. Storch	01/30/05 - 02/02/08	0 to 54,471
Gregg W. Steinhafel	01/30/05 - 02/02/08	0 to 54,471
Douglas A. Scovanner	01/30/05 - 02/02/08	0 to 43,700
Bart Butzer	01/30/05 - 02/02/08	0 to 32,775

(1)
The actual number of Performance Shares that will be paid out at the end of the performance period, if any, cannot be determined because the shares earned will be based upon our future financial performance. The table above shows the range of possible payouts under the financial performance objectives established for the three-year performance period.

EMPLOYMENT CONTRACTS, SEVERANCE ARRANGEMENTS
AND CHANGE-IN-CONTROL ARRANGEMENTS

Employment Contracts

        No officer of Target is a party to an employment contract with Target.

Severance Arrangements

        We have adopted an Income Continuance Policy (the "ICP") and a Senior Management Group Income Continuance Policy (the "SMG ICP") for certain of our officers. The purpose of these policies is to provide limited income continuation in the event of a qualifying involuntary termination of employment.

        Mr. Ulrich participates in the ICP. In the event a participant's employment is terminated by Target in certain circumstances, the ICP participant's compensation (current salary and average of three most recent bonuses) continues for a period of 18 to 24 months, depending on his or her length of service. If the participant's service with Target is less than three years, the continuation is for 18 months; over eight years, the continuation is for 24 months; and between three and eight years, a number of months determined by a schedule (more than 18 months but less than 24 months).

        Participants under the SMG ICP, including executives Storch, Steinhafel, Scovanner and Butzer, are members of our Senior Management Group who are not participants under the ICP. The policy is similar to the ICP, except its time parameters are based on the participant's salary grade. Compensation may extend from 12 months to 24 months, based on a schedule which provides longer income continuation to those participants with higher grade levels.

        Both policies require that participants provide us a release of claims and include offset provisions for certain other compensation from competitive employers. They may also include non-disparagement provisions and other requirements. Both policies provide that the policies cannot be terminated or amended to reduce future benefits unless two years' prior notice is given to the participants.

Amounts Paid Upon Termination

        When an executive's employment with Target terminates, the executive receives payments in accordance with the specific guidelines under each of our deferred compensation plans, the Target 401(k) Plan and our pension plans. Executives may also be entitled to exercise previously granted stock options that are then outstanding and, in certain circumstances, receive previously granted performance shares and restricted stock under our long-term incentive plans that are then outstanding.

Change-in-Control Provisions

        Our long-term incentive plans and employee benefit plans generally provide for vesting of benefits upon a "change-in-control" of Target, as defined in each applicable plan. The ICP and the SMG ICP provide that an executive who terminates employment or whose employment is terminated within two years of a change-in-control will be paid the present value of payments owed under these policies immediately after termination. Performance share awards provide for pro rata payouts of outstanding awards 10 days after a change-in-control. Stock options issued prior to May 19, 2004 become immediately exercisable upon a change-in-control. Stock options issued after May 19, 2004 generally provide for accelerated vesting only if an executive's employment is terminated under specified qualifying circumstances within two years following a change-in-control.

PENSION PLANS

        All executive officers and other employees of Target and its subsidiaries who have worked over 1,000 hours in a year and are at least 21 years of age are covered by our qualified pension plans. The following table shows the annual benefits under our pension plans at age 65, on a life-only basis, given the years of service and compensation levels set forth below. Effective January 1, 2003, we amended our qualified pension plans to include a Personal Pension Account feature for certain electing employees and employees who became participants in the plan on or after January 1, 2003. None of the executive officers named in the Summary Compensation Table participate in the Personal Pension Account feature of the plan.

Pension Plan Table

Average Compensation	15 Years of Service	20 Years of Service	25 Years of Service	30 Years of Service	35 Years of Service	40 Years of Service
$100,000	$14,550	$19,400	$24,250	$25,500	$26,750	$28,000
200,000	34,050	45,400	56,750	59,250	61,750	64,250
300,000	53,550	71,400	89,250	93,000	96,750	100,500
400,000	73,050	97,400	121,750	126,750	131,750	136,750
500,000	92,550	123,400	154,250	160,500	166,750	173,000
1,000,000	190,050	253,400	316,750	329,250	341,750	354,250
1,500,000	287,550	383,400	479,250	498,000	516,750	535,500
2,000,000	385,050	513,400	641,750	666,750	691,750	716,750
2,500,000	482,550	643,400	804,250	835,500	866,750	898,000
3,000,000	580,050	773,400	966,750	1,004,250	1,041,750	1,079,250
3,500,000	677,550	903,400	1,129,250	1,173,000	1,216,750	1,260,500
4,000,000	775,050	1,033,400	1,291,750	1,341,750	1,391,750	1,441,750
4,500,000	872,550	1,163,400	1,454,250	1,510,500	1,566,750	1,623,000
5,000,000	970,050	1,293,400	1,616,750	1,679,250	1,741,750	1,804,250

        Currently, under the Employee Retirement Income Security Act, as amended ("ERISA"), the maximum annual amount that can be paid under the qualified pension plans to any individual is $170,000, unless grandfathered under prior limits. Amounts in excess of that maximum are paid under separate plans. These supplemental plans use substantially the same formula as the qualified pension plans to pay benefits on compensation that is excluded from the qualified plans formula by ERISA. The supplemental plans may, at the discretion of the Board of Directors, treat certain of its Senior Management Group as being five years older, but not older than 65, for purposes of the actuarial reduction of pension benefits at early retirement.

        The pension table reflects amounts payable under our qualified pension plans and the supplemental plans. The years of present credited service for benefit purposes of our named executive officers are as follows: Executives Ulrich, 37 years; Storch, 12 years; Steinhafel, 25 years; Scovanner, 11 years; and Butzer, 22 years. Average Compensation is the average cash remuneration, including deferred compensation, for the highest five calendar years of credited service in the last 10 years. The compensation reflected in the "Salary" and "Bonus" columns of the Summary Compensation Table is cash compensation, including deferred compensation, for the fiscal year. If the employment of a participant is terminated prior to age 55, his or her pension may be less than the amount shown in the table, even if commencement of benefit payments is deferred until age 65. The actual amounts payable from the qualified pension plans are not subject to any deductions for Social Security benefits or other offset amounts.

        In addition to the qualified pension plans and supplemental plans, all executive officers who are members of the Senior Management Group participate in our Executive Survivor Benefit Program ("ESBP") whereby such person's surviving spouse (or in the case of an officer who is single at retirement, that person's designated beneficiary) will receive the equivalent of a joint and 100% surviving spouse option, as calculated under the qualified pension plans, but without reference to compensation limits, payable to the officer's spouse or designated beneficiary for as long as he or she lives. During 2002, the supplemental plans and the ESBP were amended to convert previously accrued benefits under those plans to an actuarial equivalent lump sum credit and transfer that actuarial equivalent lump sum credit to the executive's account under the SMG EDCP. These transferred credits (which are no longer payable as benefits from the supplemental plans or the ESBP) are payable from the SMG EDCP, pursuant to the executive's election, in a lump sum or installments of five or 10 years, commencing immediately after termination of employment or one year following termination of employment. In each subsequent year, an updated actuarial equivalent lump sum calculation will be made under the supplemental plans and ESBP and compared to the previous transfers from those plans, increased by an assumed rate of return. If the updated lump sum amount is greater than the prior transfers (as adjusted by the assumed earnings rate), an additional transfer and credit will be made to the executive's account under the SMG EDCP; if, for members of the Executive Committee, the updated lump sum amount is smaller, the difference is deducted from the prior transfers and a corresponding debit is made to the executive's account under the SMG EDCP. An executive who terminates employment with Target before attaining age 55 will forfeit credits under the SMG EDCP attributable to the ESBP conversion. The essence of the transaction is that it provides more investment discretion to our executives. If the executive invests the conversion amounts in the stable value fund, the executive would have the same actuarial benefit as if the benefit had been paid from the supplemental plans and the ESBP at termination of employment.

Report of the Compensation Committee on Executive Compensation

General

        Target has a competitive and performance-based compensation philosophy for management employees, including executive officers. The total compensation plan for executive officers includes base salary, short-term incentive compensation, long-term incentive compensation and other benefits.

        The Compensation Committee is responsible for approving and recommending to the independent members of the Executive Committee of the Board of Directors the total compensation plans for the Board of Directors, Target's executive officers, including the Chief Executive Officer (the "CEO"), and Target's other senior officers. In addition, the Compensation Committee reviews the performance and approves the compensation levels of executive officers. Individual written performance appraisals are given annually to each executive officer, including the CEO.

        Pursuant to Target's pay-for-performance philosophy, the compensation policies established by the Compensation Committee provide that a significant portion of each executive officer's annual compensation is contingent upon Target's financial performance, as well as the individual performance of the executive officer.

        During fiscal 2004, the Compensation Committee engaged an independent consultant to assist in the review and planning of executive compensation. The independent consultant's responsibilities include reviewing and making recommendations related to the compensation of the CEO and executive leaders, advising on best practices in executive compensation of well-governed companies and advising on the latest trends in executive compensation in both retail and general industry. The independent consultant reports directly to the Compensation Committee. The independent consultant reviewed Target's executive compensation philosophy and plans and has provided the Compensation Committee with its opinion that Target's overall executive compensation program is consistent and reasonable with respect to prevailing practices and further, is significantly performance-based.

Individual Performance Evaluations

        Mr. Ulrich is separately evaluated in his roles as Chairman of the Board and as CEO. The Compensation Committee, together with all other independent directors, established the performance criteria used to evaluate Mr. Ulrich's fiscal 2004 performance. A variety of factors are used to evaluate Mr. Ulrich's performance as CEO, including company performance, control of the business, community relations, community involvement, management succession planning, strategic planning, business development, organizational development and formulation and delivery of major corporate policies. In his role as Chairman of the Board, Mr. Ulrich was evaluated on his ability to chair effective meetings of the Board of Directors and the Executive Committee of the Board of Directors, keep the Board fully informed of Target's condition, develop sound corporate governance policies and work with the directors to effectively use their talents to Target's best strategic advantage.

        The independent members of the Executive Committee of the Board of Directors annually review Mr. Ulrich's performance and determine his personal score. The written evaluation was reviewed with Mr. Ulrich and his performance was discussed with him in a meeting with all of the independent directors. All other executive officers of Target received performance appraisals and personal scores based on prescribed objectives such as strategy execution, key job responsibilities, financial performance, community involvement and succession planning.

Base Salary

        The Compensation Committee reviews a variety of factors before making base salary decisions. When the Compensation Committee considered Mr. Ulrich's current base salary, it reviewed information prepared by an independent compensation consultant covering a representative group of employers in retail and general industry throughout the United States (the "Competitive Survey"). Many of the companies included in the Peer Group in the stock performance graph are included in the Competitive Survey.

        Base salaries of executive officers, including the CEO, are based on competitive practices, and are at approximately the 60th percentile of base salary when compared with the same representative group of domestic retailers and general industry, adjusted for the size of the companies. Increases in base salary result from promotional increases reflecting job scope changes and from merit increases determined by the executive's personal score, the executive's position in the salary range and Target's performance. Merit increase guidelines are established each year based on Target's performance and current economic and market conditions. Once overall guidelines are established and an individual performance score is assigned, the actual percentage increase is primarily driven by performance, but in determining increases, the executive's position in the salary range for his or her grade is also taken into account; that is, the lower the placement in the range the greater the percentage increase.

Short-Term Incentive Compensation

        Target's Executive Short-Term Incentive Plan (referred to generally as "STIP" or "Executive Short-Term Incentive Plan") for fiscal 2004 included three performance measures: PTOC (pre-tax operating contribution), EVA (economic value added) and personal score. Under the STIP, Mr. Ulrich, the executive officers and certain other members of our senior management were eligible for short-term incentive payouts for fiscal 2004.

        The maximum short-term incentive payout to an officer covered by the limitations set forth in Section 162(m) of the Tax Code under the STIP is 400% of that person's salary reported in the Proxy Statement for the year during which the payout was earned. If the covered officer held a different office or was not employed in his or her position for the full year covered by that Proxy Statement, the maximum short-term incentive payout is 400% of the highest salary reported in such year. However, for purposes of calculating the maximum short-term incentive payout payable to any covered officer during fiscal 2004, the salary of the participant may not exceed 200% of the fiscal 2001 salary of the CEO as reported in the Summary Compensation Table in Target's Proxy Statement for our Annual Meeting of Shareholders on May 22, 2002. The aggregate of all short-term incentives payable to any other executive under the STIP may not exceed 400% of his or her base salary.

        PTOC.    PTOC is the same as pre-tax segment profit which is earnings from operations before last-in-first-out (LIFO) adjustments, securitization effects, interest, other expense and unusual items. The PTOC part of the STIP measures Target's (or a division's) performance against annually pre-determined PTOC goals to determine short-term incentive payout amounts. The independent directors set PTOC goals when establishing other financial performance goals for Target and its divisions. The Compensation Committee then uses the PTOC goals to establish the PTOC scoring matrix for use with the PTOC part of the STIP. The PTOC score for the fiscal year is determined from this scoring matrix, approved by the Compensation Committee, that designates a score for each varying level of PTOC performance achieved by Target or one of its divisions. The Compensation Committee also adopts a "payout matrix" which assigns varying bonus payouts based on the participant's job grade and PTOC score.

        The short-term incentive payout amount for each participant is calculated by multiplying the participant's payout percentage from the payout matrix by the midpoint of the salary range of the participant's job grade level (except for Mr. Ulrich, whose base salary is used), and then multiplying that result by the participant's percentage of participation in the PTOC part of the STIP. In order to receive a short-term incentive payout under the PTOC part of the STIP, a participant's personal score must equal or exceed a minimum score set by the Compensation Committee.

        EVA.    EVA is PTOC after taxes less a Capital Charge. The "Capital Charge" is the cost of capital invested in the business operation, adjusted for the maturity of the assets employed by that business operation. The EVA part of the STIP measures Target's (or a division's) performance against annually pre-determined EVA goals to determine short-term incentive amounts. The independent directors set EVA goals in conjunction with establishing other financial performance goals for Target and its divisions. The Compensation Committee then uses the EVA goals to establish the EVA scoring matrix for use in conjunction with the EVA part of the STIP. The EVA score for the fiscal year is determined from this scoring matrix, approved by the Compensation Committee, that designates a score for each varying level of EVA performance achieved by Target or a division. The Compensation Committee also adopts a payout matrix which assigns varying bonus payouts based on the participant's job grade and EVA score.

        The short-term incentive payout amount for each participant is calculated by multiplying the participant's payout percentage from the short-term incentive payout matrix by the midpoint of the salary range of a participant's job grade level (except for Mr. Ulrich, whose base salary is used), and then multiplying that result by the participant's percentage of participation in the EVA part of the STIP. In order to receive a short-term incentive payout under the EVA part of the STIP a participant's personal score must equal or exceed a minimum score set by the Compensation Committee.

        Personal Score.    As part of the performance evaluation process, each executive is assigned a personal score. For executives other than Mr. Ulrich, the personal score is applied to Target's STIP (personal score) to determine a payout amount. For purposes of the STIP, the Compensation Committee adopts a payout matrix which assigns varying short-term incentive payouts based on the participant's job grade and personal score. The short-term incentive payout amount for each participant under the STIP is calculated by multiplying the participant's payout percentage from the payout matrix by the midpoint of the salary range of the participant's job grade level and then multiplying that result by the participant's percentage of participation in the STIP. Mr. Ulrich's personal score bonus is determined at the discretion of the independent directors of the Board.

        Fiscal 2004 Short-Term Incentive Allocation.    Mr. Ulrich's short-term incentive payout for fiscal 2004 based upon financial performance was 50% PTOC (Target Corporation) and 50% EVA (Target Corporation), and his personal score bonus was determined at the discretion of the independent directors of the Board. Mr. Storch's short-term incentive payout was based on 33 1/3% PTOC (Target Corporation), 33 1/3% EVA (Target Corporation) and 33 1/3% personal score. Mr. Steinhafel's short-term incentive payout was based on 33 1/3 PTOC (Target Stores), 33 1/3% EVA (Target Stores) and 33 1/3% personal score. Mr. Scovanner's short-term incentive payout was based on 33 1/3% PTOC (Target Corporation), 33 1/3% EVA (Target Corporation) and 33 1/3% personal score. Mr. Butzer's short-term incentive payout was based on 33 1/3% PTOC (Target Stores), 33 1/3% EVA (Target Stores) and 33 1/3% personal score.

        For the period from February 1, 2004 through July 31, 2004, Target Corporation scores included the performance of Target's Marshall Field's and Mervyn's business units. As a result of the sale of these business units, only the performance of Target Stores was used to determine Target Corporation scores for the remainder of the year. This change impacted Mr. Ulrich, Mr. Storch and Mr. Scovanner.

Long-Term Incentive Compensation

        The Compensation Committee determines the amount of long-term incentive compensation awarded annually under Target's Long Term Incentive Plan ("LTIP"). The Compensation Committee reviews the Competitive Survey prepared by an independent compensation consultant and sets the grants at the median to 75th percentile (depending on performance) of long-term incentive compensation when compared to the representative group of retailers and general industry companies, adjusted for the size of the companies. The Compensation Committee, using judgment and data from the independent Competitive Survey, determines the size of long-term compensation awards for the CEO and other executive officers. The Compensation Committee determined in 2004 that the pools would consist of both performance shares and non-qualified stock options. Individual awards from the pools were based on the individual's responsibilities, performance and potential.

        Stock Options.    The Compensation Committee approves a long-term incentive stock option pool for annual stock option grants. The size of the pool varies with Target's performance. However, the precise size of the pool each year is based on the subjective judgment of the Compensation Committee. The Compensation Committee also approves all individual option grants to executive officers and senior vice presidents. Each option granted in 2004 was granted at the market value of the underlying Common Stock on the date of grant and has a 10-year term. The options are generally exercisable 25% after the first year, with an additional 25% exercisable after each of the next three years. To encourage continued service and to assist with orderly succession planning, option holders can qualify for an extended post-termination exercise period of up to five years (but not to exceed the ten year term of the option) if they have at least 15 years of service and comply with specified advance notice of resignation requirements. Awards to any person may not include more than 4,000,000 shares in the aggregate during any consecutive 36-month period, subject to certain anti-dilution adjustments.

        Performance Shares.    The award of performance shares provides executive officers with an incentive to significantly improve Target's long-term performance and increase shareholder value over time. At the time of grant, a performance share is not a fixed commitment, but becomes such only as earned by the participants at the end of a performance period. The ultimate number of performance shares to which a recipient is entitled depends on the level of achievement by Target against pre-established performance objectives during applicable performance periods. Awards to any person may not include more than 700,000 shares in the aggregate during any 36-month performance period, subject to certain anti-dilution adjustments.

        In January 2005, performance shares were awarded to all executive officers, pursuant to the LTIP. The performance goals established by the Compensation Committee were specified levels of compound annual revenue growth and compound annual earnings per share growth. The final payout of the performance shares is scheduled to be paid in 2008, after the completion of the three-year performance period, with the amount depending upon the level of achievement against the established performance goals. Payouts, if any, will be made in common stock, after tax withholding. Consistent with the terms of stock options, to encourage continued service and orderly succession planning, holders of performance share awards can qualify to retain the award following termination of employment if they meet specified length of service, minimum service during the performance period and advance notice of resignation requirements. Participants do not have voting or dividend rights during the performance period.

        Restricted Stock.    The LTIP gives the Compensation Committee the authority to award shares of Target Common Stock which are subject to certain restrictions to eligible participants. Recipients are entitled to vote the restricted stock and to exercise other shareholder rights, except that (i) Target may retain custody of the share certificate during the restriction period of not less than three years and (ii) any dividends that may be payable in cash or in shares or otherwise may be withheld by Target until the restrictions lapse. Target has not made any restricted stock grants to executive officers since fiscal 1995.

Deferred Compensation

        Mr. Ulrich's reportable earnings on deferred compensation reflect the significant amount of compensation Mr. Ulrich has chosen to defer into the plans and the underlying performance of the investment choices made by Mr. Ulrich, including indexing a portion of his Senior Management Group Executive Deferred Compensation Plan ("SMG EDCP") balance to the performance of Target Common Stock. Mr. Ulrich has been eligible to participate in these deferred compensation plans since their inception. Other executive officers have also chosen to defer compensation into these plans. Deferring current compensation into the plans, which represent general unsecured obligations of Target, is a risk the participating executive officers have willingly undertaken. The plans are designed to compensate participants for deferring compensation into unsecured plans by paying an additional return as determined by the terms of the plans.

Stock Ownership and Certain Tax Consequences of Plans

        Reflective of Target's ownership philosophy, in January 2004 the Compensation Committee recommended, and the other independent directors approved, the implementation of stock ownership guidelines that require senior executives to own a multiple of their salary in Target stock. The guidelines are five times salary for the CEO, three times salary for executive officers and one times salary for all other senior vice presidents. In addition, directors are expected to own stock equal to or greater than three times their annual retainer. Shares owned, vested restricted and performance shares, restricted and performance shares in escrow and all benefit plan balances allocated to Target stock returns will be counted towards ownership. Executives and directors will have a period of five years to reach the specified levels of ownership.

        Section 162(m) of the Tax Code prohibits Target from deducting as compensation expense amounts exceeding $1,000,000 a year for the CEO and the other named executive officers relating to the period during which the compensation is earned, unless the payment of such compensation is based on pre-established, objective performance goals approved by the shareholders. A significant part of Target's executive compensation will meet the Tax Code requirements for deductibility under the Section 162(m) rules. A portion of such compensation, however, will continue to be based on critical, subjective measures that may cause certain compensation not to be deductible under the Tax Code. The Compensation Committee retains the ability to evaluate the performance of executive officers, including the CEO, on vital subjective performance measures.

(1)
Roger A. Enrico, who retired as a director of Target in March 2005, also participated in the preparation of this Report.

COMPENSATION COMMITTEE(1)

James A. Johnson, Chair
Calvin Darden
Stephen W. Sanger
George W. Tamke
Solomon D. Trujillo

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee Target's financial reporting process. Management has primary responsibility for our financial statements and reporting process, including our systems of internal controls. Target's independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. A copy of the Audit Committee Position Description, which has been adopted by our Board of Directors and further describes the role of the Audit Committee in overseeing our financial reporting process, is available online at www.target.com (click on "Investors," "Corporate Governance" and "Board Committee Position Descriptions").

        In performing its functions, the Audit Committee:

  •
  Met with our internal auditors and independent registered public accounting firm, with and without management present, to discuss the overall scope and plans for their respective audits, the results of their examinations and their evaluations of Target's internal controls;

  •
  Reviewed and discussed with management the audited financial statements included in our Annual Report;

  •
  Discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as modified and supplemented; and

  •
  Received the written disclosures and the letter from our independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), as modified and supplemented, and discussed with them matters relating to their independence.

        Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Position Description, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 29, 2005, for filing with the SEC.

AUDIT COMMITTEE(1)

Michele J. Hooper, Chair
Roxanne S. Austin
Richard M. Kovacevich
George W. Tamke

(1)
William W. George, who retired as a director of Target in March 2005, also participated in the preparation of this Report.

ITEM TWO—APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to approve the appointment by the Audit Committee of Ernst & Young LLP as the independent registered public accounting firm for Target and its subsidiaries for the fiscal year ending January 28, 2006. We have employed Ernst & Young LLP in this capacity since 1931.

        A representative from Ernst & Young LLP will be at the Annual Meeting and will have the opportunity to make a statement if such representative so desires and will be available to respond to questions during the meeting.

Audit and Non-audit Fees

        The following table presents fees for professional audit services performed by Ernst & Young LLP for the audit of our annual consolidated financial statements for fiscal 2003 and 2004 and for the review of our interim consolidated financial statements for each quarter in fiscal 2003 and 2004 and for audit-related, tax and all other services performed in fiscal 2003 and 2004:

	Fiscal Year Ended January 31, 2004	Fiscal Year Ended January 29, 2005
Audit Fees(1)	$1,700,000	$2,400,000
Audit-Related Fees(2)	200,000	1,000,000
Tax Fees(3)	400,000	400,000
All Other Fees	0	0

Total	$2,300,000	$3,800,000

(1)
Includes annual audit of consolidated financial statements, SEC registration statements, accounting consultation, comfort letters and Sarbanes-Oxley Section 404 attestation services.

(2)
Includes benefit plan audits, audits of Marshall Field's and Mervyn's in connection with the disposition of these business units. In addition, for fiscal 2003 only, includes advisory services for purposes of complying with Section 404 of Sarbanes-Oxley.

(3)
Includes Form 5500s and tax planning services.

        The Audit Committee's current practice on pre-approval of services performed by the independent registered public accounting firm is to require pre-approval of all audit services and permissible non-audit services to be provided by the independent registered public accounting firm. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm's independence. In addition, the Audit Committee has delegated authority to grant certain pre-approvals to the Audit Committee Chair. Pre-approvals granted by the Audit Committee Chair are reported to the full Audit Committee at its next regularly scheduled meeting.

        The Audit Committee pre-approved all of the audit and permissible non-audit services performed by Ernst & Young that occurred on or after May 6, 2003, including such services during fiscal 2004.

        THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS OF TARGET RECOMMEND THAT THE SHAREHOLDERS OF TARGET VOTE TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ADDITIONAL INFORMATION

Corporate Governance

        We have been active in supporting good corporate governance practices for decades. Many of the practices and policies that guide us today were initiated more than 50 years ago by the Dayton brothers during their tenure as our leaders. Our strong beliefs about the elements that constitute good governance—including an independent board that is highly accountable to our shareholders and an emphasis on communication—have been maintained and built upon year after year by our directors and senior officers. We believe that our practices reflect an effective corporate governance structure that allows the Board and management to pursue our strategic objectives and ensure our long-term vitality for the benefit of all shareholders.

        Our long-standing corporate governance practices include the following:

  •
  A preponderance of the Board must consist of independent directors. With respect to members of our management, only top corporate management who have potential to be Chief Executive Officer should serve on the Board. Currently, only one of our employees, our Chief Executive Officer, is a director of Target.

  •
  Each Board meeting begins with an executive session of all non-management members of the Board and the Chief Executive Officer. Periodically, the non-management directors also meet in executive session chaired by the Vice Chairman of the Executive Committee, without the Chief Executive Officer present, at the end of Board meetings.

  •
  All Board committees, except the Executive Committee, are composed entirely of independent directors. The Compensation Committee annually reviews the performance of the Chief Executive Officer as it relates to all elements of compensation.

  •
  The full Board annually reviews its performance and takes steps to improve its performance.

  •
  Non-management directors have 15-year term limits. Directors must retire at age 68 and must submit a resignation for consideration by the Board upon any substantial change in principal employment.

        From time to time we may revise our corporate governance policies in response to changing regulatory requirements and evolving best practices. A complete copy of our Corporate Governance Profile is available online at www.target.com (click on "Investors," "Corporate Governance" and "Corporate Governance Profile").

Business Ethics and Conduct

        We are committed to conducting business lawfully and ethically. All of our employees, including our Chief Executive Officer and senior financial officers, are required to act at all times with honesty and integrity. Our Business Conduct Guide covers areas of professional conduct, including conflicts of interest, the protection of corporate opportunities and assets, employment policies, confidentiality, vendor standards and intellectual property, and requires strict adherence to all laws and regulations applicable to our business. Our Business Conduct Guide also describes the means by which any employee can provide an anonymous report of an actual or apparent violation of our Business Conduct Guide.

        The full text of our Business Conduct Guide is available online at www.target.com (click on "Investors," "Corporate Governance" and "Business Conduct Guide"). We intend to disclose any future amendments to, or waivers from, any provision of our Business Conduct Guide involving our principal executive officer, principal financial officer, principal accounting officer, controller or other persons performing similar functions on our web site within five business days following the date of any such amendment or waiver.

Vendor Standards and Compliance

        To ensure that the products we carry in our stores are made legally and ethically, we require our vendors to abide by certain standards. Copies of those standards and a report relating to vendor compliance with those standards are available upon request from our Corporate Secretary and online at www.target.com (click on "About Us" and "Vendors" or click on "Investors" and "Corporate Responsibility Report").

Commitment to Diversity

        We believe that attracting and retaining an employee population reflecting the diversity of our guests and communities we serve is an important goal and will provide a competitive advantage. We are an equal opportunity employer and we communicate to our employees information regarding equal employment opportunities. We also encourage the use of minority and women-owned contractors and service providers and we support the efforts of our employees, suppliers and vendors to adhere to these principles of corporate responsibility.

        We provide detailed statistical information on equal employment opportunity to the federal government as required by law. Information regarding our diversity programs and diverse employee population are available upon request from our Corporate Secretary or online at www.target.com (click on "Investors" and "Corporate Responsibility Report").

        For the benefit of hearing impaired persons, a sign language interpreter will be present at our 2005 Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

        The SEC rules require disclosure of those directors, officers and beneficial owners of more than 10% of our Common Stock who fail to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934 during the most recent fiscal year. Based solely on review of reports furnished to us and written representations that no other reports were required during the fiscal year ended January 29, 2005, all Section 16(a) filing requirements were met.

Shareholder Proposals

        Shareholder proposals (other than director nominations) for consideration at our 2006 Annual Meeting must follow the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934 and our By-Laws. To be timely under Rule 14a-8, they must be received by our Corporate Secretary by December 12, 2005 in order to be included in the Proxy Statement. Under Target's By-Laws, as amended, if a shareholder plans to propose an item of business to be considered at any annual meeting of shareholders, that shareholder is required to give notice of such proposal to our Corporate Secretary at least 90 days prior to the anniversary of the most recent annual meeting, or by February 17, 2006 for our 2006 Annual Meeting, and to comply with certain other requirements. The proposals also must comply with all applicable statutes and regulations.

        Under Target's Restated Articles of Incorporation, as amended, if a shareholder plans to nominate a person as a director at a meeting, the shareholder is required to place a proposed director's name in nomination by written request received by our Corporate Secretary at least 60 days prior to an annual or special meeting, together with the written consent of such person to serve as a director.

Householding Information

        We have adopted a procedure approved by the SEC called "householding." Under this procedure, certain shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy

Statement, unless one or more of these shareholders notifies us that they would like to continue to receive individual copies. This will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

        If you and other shareholders of record with whom you share an address currently receive multiple copies of our Annual Report and/or Proxy Statement, or if you hold stock in more than one account, and in either case, you would like to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact our Investor Relations representative by e-mail at investorrelations@target.com, by mail to the address listed on the cover of this Proxy Statement, Attention: Investor Relations, or by telephone at (612) 761-6736.

        If you participate in householding and would like to receive a separate copy of our 2004 Annual Report or this Proxy Statement, please contact us in the manner described in the immediately preceding paragraph. We will deliver the requested documents to you promptly upon receipt of your request.

www.target.com

1000 NICOLLET MALL MINNEAPOLIS, MN 55403	VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 17, 2005. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 17, 2005. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Target Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
If you vote your proxy through the Internet or by telephone, you do NOT need to mail back your card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK:	TARGT1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TARGET CORPORATION
1.	Election of Directors	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name on the line below.
	01) Roxanne S. Austin 02) James A. Johnson	☐	☐	☐
					For	Against	Abstain
2.	Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm.				☐	☐	☐
3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

If you are a registered or beneficial shareholder, consenting to receive all future annual meeting materials electronically is simple and fast! Enroll today at www.icsdelivery.com/target for secure online access to your proxy materials.

For comments please check this box and write them on the other side of this card.		☐			Yes	No

NOTE: Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, please give your full title. Joint owners should each sign personally. Please sign, date and return the proxy card promptly using the enclosed envelope.			Mark here if you would like your voting instructions to be confidential pursuant to the Target Corporation Policy on Confidential Voting described in the 2005 Proxy Statement.		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

\/ IF YOU PLAN TO ATTEND THE MEETING PLEASE PRESENT THIS ADMISSION TICKET \/

Admission Ticket

Annual Meeting of Shareholders
Wednesday, May 18, 2005
9:30 a.m. CDT
 The Children's Theatre
2400 Third Avenue South
Minneapolis, Minnesota

As a Registered Shareholder, you can access this Target Corporation account online via:
http://www.melloninvestor.com

Mellon Investor Services LLC, Transfer Agent for Target Corporation, now makes it easy and convenient to get current information on this shareholder account.

•	View account status	•	Make address changes
•	View certificate history	•	Obtain a duplicate 1099 tax form
•	View book-entry information	•	Establish/change your PIN
•	View payment history for dividends

For Technical Information Call 1-877-978-7778
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/\ FOLD AND DETACH HERE /\	/\ FOLD AND DETACH HERE /\

Proxy Solicited on Behalf of the Board of Directors for the May 18, 2005 Annual Meeting of Shareholders

YOUR VOTE IS IMPORTANT

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet voting and telephone voting are available through 11:59 p.m. Eastern Daylight Time on May 17, 2005.

Your telephone or Internet vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card.

Robert J. Ulrich, Douglas A. Scovanner and Timothy R. Baer, and each of them, are hereby appointed proxies, with power of substitution to each, to represent and to vote as designated below and on the reverse side hereof, all shares of capital stock of Target Corporation, a Minnesota corporation, held by the undersigned at the Annual Meeting of Shareholders to be held on May 18, 2005, and at any adjournment thereof. This Proxy will be voted as directed, but if no direction is given it will be voted FOR proposals set forth in items 1 and 2. The proxies cannot vote these shares unless you vote by telephone or the Internet or unless you sign this card on the reverse side and return it.

For participants in the Target Corporation 401(k) Plan, this proxy card will constitute voting instructions to the Trustee under this Plan. As a participant in this Plan, the undersigned understands that, in accordance with the terms of the Plan, these instructions shall be held in the strictest confidence by the Trustee and shall not be divulged or released to any person, including officers or employees of the Corporation. These instructions will be followed as directed, but if no direction is given, the Trustee is instructed to vote FOR proposals set forth in items 1 and 2. Shares held in the Plan for which no voting instructions are received by the Trustee, as well as shares not allocated to any participants, will be voted in the same proportion as votes actually cast by Plan participants. Instruction cards received by the Trustee after 11:59 p.m. Eastern Daylight Time on May 15, 2005, will not be counted.

Comments:

(If you noted any comments above, please mark corresponding box on the reverse side.)